Free Writing Prospectus

Filed pursuant to Rule 433(f)

Registration Statement No. 333-181059

Dated May 22, 2013

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces Capital Management Plans

Company to Refinance Debt with Preferred Stock and Debt

NORTHBROOK, Ill., May 22, 2013 — The Allstate Corporation (NYSE: ALL) today announced a plan to use preferred stock and subordinated debt to refinance a portion of its existing debt. The company expects to retire approximately $3.0 billion of outstanding senior and subordinated bonds by utilizing a combination of preferred stock, debt and cash.

“Today’s announcement is another example of Allstate’s proactive and disciplined capital management,” said Thomas J. Wilson, chairman, president and chief executive officer. “The net result will be more equity in the capital structure, lower capital cost and a longer maturity profile, with no meaningful impact on ongoing earnings. These actions further enhance our strategic and capital flexibility and take advantage of the current unprecedented low cost of these capital sources.”

“This comprehensive capital plan will retire outstanding debt primarily through issuing new securities,” said Steve Shebik, chief financial officer. “The company will repay or pre-fund $1.2 billion of debt maturing in 2013 and 2014. In addition, we expect to purchase through tender offers, portions of $4.3 billion of Allstate’s outstanding debt obligations at a premium, which would result in a charge to earnings in the second quarter of 2013. Funding will come from the issuance of perpetual preferred stock, subordinated ‘hybrid’ debt, senior debt and cash balances. There will be no impact on Allstate’s current share repurchase programs.”

Allstate has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Allstate has filed with the SEC for more complete information about Allstate and this offering. You may obtain these documents free by visiting

EDGAR on the SEC website at www.sec.gov. Alternatively, Allstate will arrange to send you the prospectus if you call 1-800-416-8803 toll-free to request it.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

SAFE HARBOR STATEMENT

This news release may include statements that constitute “forward-looking statements” that anticipate results based on our estimates, assumptions, and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. These statements may address, among other things, our capital management plan. We believe that these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements.

In addition to the normal risks of business, we are subject to significant risks and uncertainties, including those described under the heading “Risk Factors” in Part I, Item 1A of the 2012 Form 10-K, which apply to us as an insurer and a provider of other products and financial services. These risks constitute our cautionary statements under the Private Securities Litigation Reform Act of 1995. Investors should carefully review such cautionary statements, as they identify certain important factors that could cause actual results to differ materially from those in the forward-looking statements and historical trends.

Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

#  #  #